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                                                                 EXHIBIT 99.2


                      COMMERCIAL BANCSHARES, INCORPORATED.
                           PARKERSBURG, WEST VIRGINIA
                                      PROXY
                         SPECIAL MEETING OF STOCKHOLDERS
                                 MARCH 19, 1998


The undersigned hereby constitutes and appoints Carter W. Strauss, Thomas L. Thomas and John A. Welty, or any one of them, attorneys and proxies, with full power of substitution to represent the undersigned at the special meeting of shareholders of Commercial Bancshares, Incorporated to be held at the principal executive offices of Commercial Bancshares, Inc., 415 Market Street, Parkersburg, West Virginia 26101, on March 19, 1998 at 9:00 a.m., and at any adjournment or adjournments thereof, with full powers then possessed by the undersigned, and to vote, at that meeting, or any adjournment or adjournments thereof, all shares of stock which the undersigned would be entitled to vote if personally present, as follows:

         1. Approval and adoption of the Agreement and Plan of Merger, dated as of September 30, 1997 (the "Merger Agreement"), among WesBanco, Inc., a West Virginia corporation ("WesBanco"), CBI Holding Company ("CBI"), a West Virginia corporation and wholly-owned subsidiary of WesBanco, and Commercial Bancshares, Incorporated, a West Virginia corporation ("Commercial"), and the transactions contemplated thereby, including the merger of Commercial with and into CBI, pursuant to which, among other things, each issued and outstanding share of common stock, par value $5.00 per share, of Commercial ("Commercial Common Stock"), immediately prior to the effective time of the Merger as defined in the Merger Agreement (except for shares of Commercial Common Stock issued and held in treasury of Commercial, or beneficially owned by CBI or WesBanco, other than in a fiduciary capacity by WesBanco for others, all of which will be canceled) will be converted into the right to receive 2.85 shares of common stock, par value $2.0833 per share, of WesBanco. A copy of the Merger Agreement is attached as Appendix I to the accompanying Joint Proxy Statement/Prospectus.

                FOR ______    AGAINST _______   ABSTAIN _______

         2. The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SPECIFICATION IS MADE, THE SHARES OF COMMON STOCK OF COMMERCIAL REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. IF ANY OTHER BUSINESS IS PRESENTED AT SAID MEETING, THIS PROXY SHALL BE VOTED AT THE DISCRETION OF THE PROXIES APPOINTED HEREBY.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED PROPOSITION. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMMERCIAL.

___________________________                   _________________________(SEAL)
          DATED

                                              _________________________(SEAL)

(Please sign exactly as your name(s) appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title as such. If you are signing for someone else, you must send documentation with this Proxy, certifying your authority to sign. If stock is jointly owned, each joint owner should sign.)